UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Autorino, Anthony D.
   c/o Shared Technologies Cellular, Inc.
   100 Great Meadow Road
   Suite 102
   Wethersfield, CT  06109
   USA
2. Issuer Name and Ticker or Trading Symbol
   Shared Technologies Cellular, Inc.
   STCL
3. IRS or Social Security Number of Reporting Person (Voluntary)
   -
4. Statement for Month/Year
   April 30, 1997
5. If Amendment, Date of Original (Month/Year)
   January 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |-     |-   |-|-                 |-  |-          |13,000             |1     |(1)                        |
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Common Stock               |-     |-   |-|-                 |-  |-          |72,764             |D     |-                          |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option to buy         |$3.675  |-    |-   |-|- -        |A,D|1-1-9|10-5-|Common Stock|33,333 |-      |33,333      |D  |-           |
                      |        |     |    | |           |   |5    |05   |            |       |       |            |   |            |
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Option to buy         |$3.125  |-    |-   |-|- -        |A,D|9-1-9|8-31-|Common Stock|25,000 |-      |25,000      |D  |-           |
                      |        |     |    | |           |   |6    |05   |            |       |       |            |   |            |
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Option to buy (2)     |$2.50   |-    |-   |-|- -        |A,D|5-1-9|12/25|Common Stock|60,000 |-      |60,000      |D  |-           |
                      |        |     |    | |           |   |6    |/00  |            |       |       |            |   |            |
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Option to buy (2)     |$1.72   |-    |-   |-|- -        |A,D|5-1-9|5-1-9|Common Stock|480,000|-      |480,000     |D  |-           |
                      |        |     |    | |           |   |7    |9    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) beneficially owned by
spouse
(2) options on shares owned by Shared Technologies Fairchild
Inc.
SIGNATURE OF REPORTING PERSON
                Anthony D. Autorino
DATE
5-12-97